Exhibit 99.1

    Ameron Exceeds Expectations with Record Sales and Record Earnings in 2003

    PASADENA, Calif.--(BUSINESS WIRE)--Jan. 22, 2004--Ameron International Corporation (NYSE:AMN) today reported record earnings of $3.67 per diluted share on record sales of $600.5 million for the fiscal year ended November 30, 2003. Ameron earned $3.49 per diluted share on sales of $539.5 million during fiscal 2002.
    "We are pleased with Ameron's 2003 results," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "An outstanding performance by the Fiberglass-Composite Pipe Group and another solid year for the Water Transmission Group helped Ameron to exceed expectations. Ameron's record performance is especially gratifying given the dramatic increase in pension and insurance costs of almost $11 million from 2002 to 2003."
    Earnings in the fourth quarter of 2003 totaled $1.47 per share, compared to $1.27 per share in the same period in 2002. Fourth-quarter sales increased from $141.9 million in 2002 to $166.9 million in 2003.
    As anticipated, the Water Transmission Group had significantly higher sales and segment income in the fourth-quarter, compared to the first three quarters of 2003. Likewise, fourth-quarter sales and segment income were higher in 2003 than in 2002. The Group benefited from strong sales of water piping for the South San Joaquin Irrigation District project in the fourth quarter. Record full-year sales were $20.5 million higher than in 2002, but segment income was slightly lower, due partly to the lower margins on the large San Francisco/Oakland Bay Bridge project. Water Transmission's year-end backlog was lower than at the end of 2002, reflecting a recent lull in water projects in the western U.S. The business may be unable to sustain the unusually high level of the last several years in 2004; however, the future outlook for the Water Transmission Group remains positive.
    Fourth-quarter and full-year sales and segment income for the Fiberglass-Composite Pipe Group increased in 2003, compared to the same periods in 2002. Significant improvements in 2003 came from all worldwide businesses, especially European and Asian operations. The demand for piping for marine and offshore oil applications remained solid, and markets for industrial and onshore oilfield piping improved. The outlook for the Fiberglass-Composite Pipe Group is positive and improving.
    Sales of the Performance Coatings & Finishes Group were higher in the fourth quarter of 2003 than in the fourth quarter of 2002, due to the continued impact of currency exchange rates on foreign operations. Segment income, however, declined slightly due to higher costs. For the full year, both sales and segment income were higher in 2003 than in 2002. Industrial markets served primarily by operations in the U.S. and Europe remained weak, while demand for offshore and marine coatings improved. Future improvements by the Performance Coatings & Finishes Group are dependent on increased spending in worldwide industrial, marine and offshore markets, which appear to be strengthening. The market improvement should bode well for the Performance Coatings & Finishes Group.
    The Infrastructure Products Group had higher fourth-quarter and full-year sales, but lower segment income due to higher costs, compared to the same periods in 2002. Sales of aggregates, ready-mix concrete and poles increased due to the high level of construction activity spurred by low interest rates. The outlook for the Infrastructure Products Group remains favorable.
    James Marlen continued, "Increased sales and close attention to operating costs enabled the Company to excel in 2003 in spite of higher pension and insurance costs. Ameron had another outstanding year."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.


    CONTACT: Ameron International Corporation
             James S. Marlen / Gary Wagner, 626-683-4000